Exhibit 10.5

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of November 9, 2005, among MARVEL ENTERTAINMENT, INC., a Delaware corporation, and HSBC BANK USA, NATIONAL ASSOCIATION, as Lender. The parties hereto hereby agree as follows:

ARTICLE I: DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account” has the meaning specified in the Uniform Commercial Code as in effect in the State of New York.

“Account Debtor” has the meaning specified in the Uniform Commercial Code as in effect in the State of New York.

“Additional Collateral” means any additional collateral pledged by any Obligor in which the Lender has a first priority perfected security interest and such additional collateral may include cash, securities, letters of credit or any other assets acceptable to the Lender in its sole discretion.

“Adjusted Value” means the product of (A) three, and (B) the average annual cash revenues for the most recent 60 months attributable to the applicable Eligible License Rights.

“Advance Rate” means, (a) with respect to any Eligible Receivable, 75%, (b) with respect to any Eligible License Rights, 20%, and (c) with respect to Eligible Marvel Stock, 50%. The “Advance Rate”, except with respect to Eligible Marvel Stock, may be reduced from time to time by the Lender in the reasonable exercise of its credit judgment.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 5% or more of any class of voting stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Annual Audited Financial Statements” means financial information regarding the Borrower consisting of a balance sheet of the Borrower as of the end of such year and related statements of income and cash flow of the Borrower for such fiscal year, all prepared in conformity with GAAP and certified, in the case of such Annual Audited Financial Statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by PricewaterhouseCoopers LLP (“PWC”) or any successor independent auditor of the Borrower, together with the report of such accounting firm stating that (i) such Annual Audited Financial Statements fairly present the financial position of the Borrower as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which PWC shall concur and that shall have been disclosed in the notes to the Annual Audited Financial Statements) and (ii) the examination by PWC in connection with such Annual Audited Financial Statements has been made in accordance with GAAP.

“Availability Reserve” means, as of two Business Days after the date of written notice of any determination thereof to the Borrower by the Lender, such amounts as the Lender may from time to time establish in the Lender’s reasonable discretion, in order either (a) to preserve the value of the Collateral or the Lender’s Lien thereon or (b) to provide for the payment of unanticipated liabilities of the Borrower arising after the Closing Date.

“Available Credit” means the amount, if any, by which (a) the Maximum Credit at such time exceeds (b) the Outstandings at such time.

“Borrower” means Marvel Entertainment, Inc., a Delaware corporation.

“Borrowing Base” means, at any time, the sum of (a) the product of the Advance Rate then in effect for Eligible Receivables and the face amount of all Eligible Receivables of the Borrower (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time), (b) the product of the Advance Rate then in effect for Eligible License Rights and the Adjusted Value of such Eligible License Rights, and (c) the product of the Advance Rate for Eligible Marvel Stock and the Market Price of such Eligible Marvel Stock.

“Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by law to close; provided that, when used in connection with the Loans when they are bearing interest based on LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its subsidiaries, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person under Capital Leases.

“Cash Collateral Account” means one or more accounts of any Obligor at the Lender which accounts are accounts in which the Lender holds a first priority security interest.

“Cash Deposit” means, from time to time, the amount of cash on deposit in the Cash Collateral Account.

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“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied.

“Collateral” has the meaning set forth in Section 2.8.

“Commitment” means $150,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement (including under Section 2.5(a)(ii)).

“Copyright Licenses” means any written agreement naming the Borrower as licensor granting any right under any Copyright, including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit or sell materials derived from any Copyright.

“Copyrights” means (a) all copyrights arising under the laws of the United States of America, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, and (b) the right to obtain all renewals thereof.

“Credit Documents” means this Agreement, the Notes, the Guaranty, the Security Documents, and any other documents hereafter delivered to the Lender by any Obligor evidencing, guarantying or securing the Loans or the Collateral.

“Debt” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all guaranty obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date indebtedness of such Person is being determined in respect of Rate Hedging Contracts of such Person, and (j) all indebtedness of the type referred to above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

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“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to the Borrower for any period, (a) Net Income of the Borrower and its subsidiaries (other than the Excluded Subsidiaries) for such period plus (b) the sum of, in each case to the extent included in the calculation of such Net Income but without duplication, (i) any provision for income taxes, (ii) interest expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization expenses and (v) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, minus (c) the sum of, in each case to the extent included in the calculation of such Net Income, but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by the Borrower or any of its subsidiaries, and (v) any other non-cash gains or other items which have been added in determining Net Income, including any reversal of a change referred to in clause (b)(v) above by reason of a decrease in the value of any stock.

“Eligible License Rights” means, with respect to any Obligor, all Pledged License Rights of the Obligors (a) that are owned solely by such Obligor, (b) with respect to which the Lender has a valid and perfected first priority Lien, and (c) with respect to which no representation or warranty contained in any Credit Document has been breached in any material respect.

“Eligible Marvel Stock” means Marvel Stock (a) owned by the Borrower, (b) that has been repurchased by the Borrower after the Closing Date, (c) that is held in a securities account with the Lender or an Affiliate of the Lender, (d) that constitutes Collateral in which the Lender has a fully perfected first priority Lien, (e) with respect to which no representation or warranty contained in any Credit Document has been breached, and (e) that is listed on the New York Stock Exchange or another registered national stock exchange acceptable to the Lender.

“Eligible Receivable” means, with respect to any Obligor, the gross outstanding balance of each Account of such Obligor arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by such Obligor to a Person that is not an Affiliate of such Obligor and that constitutes Collateral in which the Lender has a fully perfected first priority Lien; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:

(a)          such Account is more than 60 days past due according to the original terms of sale or license; or

(b)          any warranty contained in this Agreement or any other Credit Document with respect to such specific Account is not true and correct in all material respects with respect to such Account; or

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(c)          the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to such Obligor or any Affiliate of such Obligor but only to the extent of such dispute or claim; or

(d)          the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under the United States of America bankruptcy code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the United States bankruptcy code or any such other law, (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(e)          the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of such Obligor or any Affiliate of such Obligor, unless such supplier or creditor has executed a no-offset letter satisfactory to the Lender, in its sole discretion; or

(f)           the sale represented by such Account is to an Account Debtor located outside the United States of America, unless the sale is on letter of credit or acceptance terms acceptable to the Lender, in its sole discretion; or

(g)          the sale to such Account Debtor on such Account is on a bill-on-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis; or

(h)          such Account is subject to a Lien in favor of any Person other than the Lender; or

(i)           such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of such Obligor’s business; or

(j)           the Account Debtor on such Account is located in any State of the United States of America requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or

(k)          the Account Debtor on such Account is a Governmental Authority, unless such Obligor has assigned its rights to payment of such Account to the Lender pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

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(l)           50% or more of the outstanding Accounts of the Account Debtor have become, or have been determined by the Lender, in accordance with the provisions hereof, to be, ineligible; or

(m)         the sale represented by such Account is denominated in a currency other than Dollars; or

(n)          such Account is not evidenced by an invoice, license agreement (including scheduled minimum payment due dates and amounts) or other writing in form acceptable to the Lender, in its sole discretion; or

(o)          such Obligor, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(p)          the total Accounts of such Account Debtor to the Obligors represent more than 20% of the Eligible Receivables of the Obligors at such time, but only to the extent of such excess; or

(q)          the Lender, in accordance with its customary criteria, determines, in its reasonable discretion after two Business Days’ notice to the Borrower, that such Account might not be paid or is otherwise ineligible.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning set forth in Article VI.

“Excluded Subsidiaries” means the subsidiaries of the Borrower identified on Schedule I.

“Final Maturity Date” means (a) October 31, 2007 or (b) such earlier date on which the Loans shall become due and payable in accordance with the terms of this Agreement, whether by acceleration or otherwise.

“Financial Covenant Debt” of the Borrower and its subsidiaries (other than the Excluded Subsidiaries) means Debt of the type specified in clauses (a), (b), (d), (e), (f) and (h) of the definition of “Debt.”

“Financial Statement” means, individually, any of the Annual Audited Financial Statements or Quarterly Financial Statements required to be delivered hereunder, and “Financial Statements” means, collectively, each of the Annual Audited Financial Statements and Quarterly Financial Statements required to be delivered hereunder.

“Free Cash Flow” means, for the Borrower for any period, (a) consolidated EBITDA of the Borrower and its subsidiaries (other than the Excluded Subsidiaries) for such period minus (b) the sum of (without duplication) (i) scheduled and mandatory cash principal payments on the Loans during such period and optional cash principal payments on the Loans during such period (but only to the extent that the Commitments are permanently reduced by the

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amount of such payments), (ii) scheduled cash principal payments made by the Borrower or any of its subsidiaries (other than the Excluded Subsidiaries) during such period on other Debt to the extent such other Debt and payments are permitted by this Agreement, (iii) scheduled payments made by the Borrower or any of its subsidiaries (other than the Excluded Subsidiaries) on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are permitted by this Agreement, and (iv) Capital Expenditures made by the Borrower or any of its subsidiaries (other than the Excluded Subsidiaries) during such period to the extent permitted by this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means Marvel Characters, Inc. and each other Person who may from time to time Guaranty the Obligations.

“Guaranty” means the guaranty of Marvel Characters, Inc., and any other guaranty executed and delivered after the date hereof, in favor of the Lender.

“Interest Period” means with respect to any Loan, the period commencing on the borrowing date for such Loan or on the last day of the immediately preceding Interest Period, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three, six or twelve months thereafter; provided, however, that any Interest Period scheduled to end after the Final Maturity Date shall end on the Final Maturity Date; provided further that, with respect to any Interest Period commencing within the one month period immediately preceding the Final Maturity Date, such Interest Period shall have the duration selected by the Lender in its sole discretion.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Lender” means HSBC Bank USA, National Association.

“Letter of Credit” means any letter of credit issued or deemed issued pursuant to Section 2.2.

“Letter of Credit Obligations” means, with respect to the Borrower at any time, the aggregate of all liabilities at such time of the Borrower to the Lender with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum

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of (a) the Reimbursement Obligations of the Borrower at such time and (b) the Letter of Credit Undrawn Amounts of the Borrower at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.2.

“Letter of Credit Request” has the meaning specified in Section 2.2.

“Letter of Credit Undrawn Amounts” means, with respect to the Borrower at any time, the aggregate undrawn face amount of all Letters of Credit issued for the account of the Borrower and outstanding at such time.

“Leverage Ratio” means, with respect to the Borrower as of any date, the ratio of (a) consolidated Financial Covenant Debt of the Borrower and its subsidiaries (other than the Excluded Subsidiaries) outstanding as of such date to (b) consolidated EBITDA for the Borrower and its subsidiaries (other than the Excluded Subsidiaries) for last four Fiscal Quarters ending on or before such date.

“LIBOR” means with respect to any Interest Period, the rate as determined on the basis of the offered rates for deposits in Dollars for a period coextensive with that Interest Period which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of that Interest Period divided by the Reserve Rate. “Reserve Rate” means 1 minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Federal Reserve Board for eurocurrency liabilities including those imposed pursuant to Regulation D; the Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a loan made pursuant to Section 2.1.

“Margin” means 1.25% per annum.

“Market Price” means, on any date, (i) the closing sale price per share of the Marvel Stock on such date on the New York Stock Exchange or another registered national stock exchange acceptable to the Lender on which the Marvel Stock is then listed, or if there is no such price on such date, then the closing sale price on such exchange or quotation system on the date nearest preceding such date or (ii) if the Marvel Stock is not then publicly traded the fair market value of a share of Marvel Stock as determined by the Lender.

“Marvel Stock” means the common stock of the Borrower.

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“Master Toy License” means the license agreement dated as of July 1, 2001 by and between Marvel Characters, Inc and Toy Biz Worldwide Ltd. (“TBW”), as amended on February 8, 2002 and February 10, 2003, pursuant to which TBW has the right to make and sell toys based on all characters owned by the Borrower other than the Spider-Man family of characters as they appear in movies and television shows produced by Sony Pictures Entertainment, Inc., and any successor license entered into by the Borrower or its Affiliates upon the expiration or termination of the foregoing.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial condition of any Obligor, (b) the ability of any Obligor to perform any obligations under any Credit Document, or (c) the validity or enforceability of the Liens of the Lender in respect of the Collateral.

“Material Indebtedness” means Debt of any one or more of the Obligors (calculated on a basis that excludes the Excluded Subsidiaries) either (a) owing to the Lender or its Affiliates or (b) in an aggregate principal amount exceeding $5,000,000.

“Maximum Credit” means (a) the lesser of (i) the Commitments in effect at such time and (ii) the Borrowing Base, minus (b) the aggregate amount of all Availability Reserves in effect at such time.

“Net Income” means, for the Borrower for any period, the consolidated net income (or loss) of the Borrower and its subsidiaries (other than the Excluded Subsidiaries) for such period; provided, however, that (a) the net income of any other Person in which the Borrower or one of its subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or subsidiary, (b) the net income of any subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) the net income (or loss) of any Person acquired in a pooling of interest transaction shall be excluded to the extent accrued prior to the date of such acquisition and (d) extraordinary gains and losses and any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.

“Net Worth” of the Borrower means, at any date, the lesser of (a) the stockholders’ equity that would be reflected on a consolidated balance sheet of the Borrower and its subsidiaries (other than the Excluded Subsidiaries) at such date and (b)(i) the Total Assets of the Borrower at such date (other than investments in and moneys due from Affiliates) minus (ii) the Total Liabilities of the Borrower at such date.

“Note” means, collectively, the note of the Borrower, executed and delivered as provided in Section 2.5.

“Notice of Borrowing” has the meaning specified in Section 2.1(b).

“Obligations” means any now existing or hereafter arising obligations of any Obligor to the Lender, whether primary or secondary, direct or indirect, absolute or contingent,

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joint or several, secured or unsecured, due or not, liquidated or unliquidated, arising by operation of law or otherwise under any Credit Document whether for principal, interest, fees, expenses or otherwise, together with all costs of collection or enforcement, including, without limitation, reasonable attorneys’ fees incurred in any collection efforts or in any action or proceeding.

“Obligor” means the Borrower and the Guarantors.

“Outstandings” means, with respect to the Borrower at any time, the sum of (a) the principal amount of the Loans owing by the Borrower and outstanding at such time and (b) the Letter of Credit Obligations of the Borrower outstanding at such time.

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (b) all applications for letters patent of the United States of America or any other country and all divisions, continuations and continuations-in-part thereof, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to the Borrower of any right to manufacture, have manufactured, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

“Permitted Liens” means, with respect to any Person, any of the following Liens: (a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (c) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property; (d) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and (e) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business.

“Person” means any natural person, corporation, limited liability company, limited partnership, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged License Rights” means all of the Borrower’s right title and interest in and to the Master Toy License, including (a) all rights of the Borrower to receive moneys and other property or assets due and to become due under or pursuant to the Master Toy License

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(such rights being subject to the right of motion picture studios to share certain license streams generated by the Master Toy License), (b) all claims of the Borrower for damages arising out of or for breach of or default under the Master Toy License, (c) all rights of the Borrower to receive moneys and other proceeds due and to become due pursuant to any indemnity, costs and expenses provision or guaranty under the Master Toy License, (d) the right of the Borrower to terminate the Master Toy License, to perform thereunder and to compel performance and to otherwise exercise all rights and remedies thereunder, and (e) all accounts and general intangibles relating to or arising in connection with or out of the Master Toy License.

“Pledged Securities” means, from time to time, the securities credited to the Pledged Securities Account (including only Marvel Stock owned by the Borrower).

“Pledged Securities Account” means, collectively, Account No. 550-09500 maintained at the Lender, and one or more accounts of the Borrower at the Lender (or a securities intermediary acceptable to the Lender) which accounts (a) are accounts in which the Lender holds a first priority security interest and (b) hold Pledged Securities and proceeds thereof.

“Prime Rate” shall mean a fluctuating rate per annum equal to the rate of interest publicly announced by the Lender at its principal office from time to time as its prime rate or base rate. Any change in the Prime Rate shall be effective on the date such change is announced by the Lender.

“Quarterly Financial Statements” means financial information regarding the Borrower consisting of an unaudited balance sheet as of the close of the fiscal quarter most recently ended and the related statements of income and cash flow for such quarter and that portion of the fiscal year ending as of the close of such quarter, in each case certified by a senior officer of the Borrower as fairly presenting the financial position of the Borrower as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

“Rate Hedging Agreement” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Reimbursement Obligations” means, with respect to the Borrower at any time, all matured reimbursement or repayment obligations of the Borrower to the Lender at such time with respect to amounts drawn under Letters of Credit issued for the account of the Borrower.

“Reimbursement Date” has the meaning specified in Section 2.2.

“Responsible Party” means for any Governmental Plan Investor, (a) if the state under which such Governmental Plan Investor operates is obligated to fund the Governmental

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Plan Investor and is liable for any fund shortfalls, such state, and (b) otherwise, the Governmental Plan Investor itself.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Pledge and Security Agreement, in form and substance satisfactory to the Lender, entered into between the Borrower and the Lender on the date hereof.

“Security Documents” means the Security Agreement and any other agreement creating or perfecting a Lien on the assets of the Borrower in favor of the Lender.

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Tax Returns” means the federal and state tax returns of the Obligors.

“Total Assets” of the Borrower means, at any date, total assets of the Borrower and its subsidiaries (other than the Excluded Subsidiaries) at such date minus any Securities issued by the Borrower held as treasury securities.

“Total Liabilities” of the Borrower means, at any date, all obligations that would be included in determining total liabilities as shown on the liabilities side of a consolidated balance sheet of the Borrower and its subsidiaries (other than the Excluded Subsidiaries) at such date.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to the Borrower of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.

“Transactions” means the execution, delivery, and performance by the Obligors of the Credit Documents, the borrowing and repayment of the Loans, the pledge, assignments or grant of the security interests in the Collateral pursuant to the Credit Documents, the payment of interest and fees thereunder and the use of the proceeds of the Loans.

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Section 1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and general intangibles.

Section 1.3. Specified Times and Dates; Determinations. All times specified in this Agreement shall be determined, unless stated specifically herein to the contrary, on the basis of the prevailing time in New York City. Unless stated specifically herein to the contrary, if any day or date specified in this Agreement for any notice, action or event is not a Business Day, then the due date for such notice, action or event shall be extended to the immediately succeeding Business Day; provided, however, that interest shall accrue on any payments due by the Borrower which are extended by the operation of this Section 1.3. Any determination by the Lender hereunder relating to the calculation of amounts hereunder shall, in the absence of manifest error, be conclusive and binding.

ARTICLE II: THE LOANS

Section 2.1. Loans.

(a)          Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Lender hereby agrees to make Loans to the Borrower at any time and from time to time, on any Business Day on or after the Closing Date and prior to the Final Maturity Date in an aggregate principal amount at any time outstanding not to exceed the amount of the Commitment; provided, however, that at no time shall the Lender be obligated to make a Loan to the Borrower that would exceed the Available Credit at such time. Amounts of Loans repaid may be reborrowed from time to time under this Section 2.1.

(b)          Borrowing Procedure. All requests for Loans shall be made by the Borrower by delivering a borrowing request to the Lender in writing (such request a “Notice of Borrowing”) at least one Business Day (or such shorter period as shall be agreed to by the Lender) before the requested borrowing date for each Loan. Such Notice of Borrowing shall be irrevocable and shall specify (i) the requested borrowing date (which shall be a Business Day) and (ii) the amount of such Loan.

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Section 2.2. Letters of Credit.

(a)          Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Lender agrees to Issue at the request of the Borrower and for the account of the Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending Final Maturity Date; provided, however, that the Lender shall not be under any obligation to Issue any Letter of Credit for the account of the Borrower upon the occurrence of any of the following: (i) after giving effect to the Issuance of such Letter of Credit, the aggregate Outstandings at such time would exceed the Maximum Credit at such time; (ii) after giving effect to the Issuance of such Letter of Credit, the sum of (A) the Letter of Credit Undrawn Amounts of the Borrower at such time and (B) the Reimbursement Obligations of the Borrower at such time exceeds $27,000,000; (iii) any fees due in connection with a requested Issuance have not been paid; (iv) such Letter of Credit is requested to be Issued in a form that is not acceptable to the Lender; or (v) such Letter of Credit is requested to be denominated in any currency other than United States Dollars.

(b)          In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than 30 days prior to the Final Maturity Date; provided, however, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the expiry date referred to in clause (ii) above).

(c)          In connection with the Issuance of each Letter of Credit, the Borrower shall give the Lender at least three Business Days’ prior written notice (in such form as is acceptable to the Lender), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such Letter of Credit Request shall be irrevocable and shall specify the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the Lender not later than 11:00 a.m. on the third Business Day prior to the requested Issuance of such Letter of Credit.

(d)          Subject to the satisfaction of the conditions set forth in this Section 2.2, the Lender shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with the Lender’s usual and customary business practices.

(e)          If requested by the Lender, prior to the issuance of each Letter of Credit by the Lender and as a condition of such Issuance, the Borrower shall have delivered to the Lender a letter of credit reimbursement agreement, in such form as the Lender may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by the Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)           The Borrower agrees to pay to the Lender the amount of all Reimbursement Obligations of the Borrower owing to the Lender under such Letter of Credit no later than the date that is the next succeeding Business Day after the Borrower receives written notice from the Lender that payment has been made under such Letter of Credit (the

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“Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against the Lender or any other Person. In the event that the Lender makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to the Lender pursuant to this clause (g) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date at the Prime Rate and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Loans.

(g)          The Borrower’s obligation to pay its Reimbursement Obligations shall be absolute, unconditional and irrevocable, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following: (i) any lack of validity or enforceability of any Letter of Credit or any Credit Document, or any term or provision therein; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Credit Document; (iii) the existence of any claim, set off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Lender or any other Person, whether in connection with this Agreement, any other Credit Document or any other related or unrelated agreement or transaction; (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and (vi) any other act or omission to act or delay of any kind of the Lender, the Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.2, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

(h)          Any action taken or omitted to be taken by the Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Lender under any resulting liability to the Borrower. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Lender may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Lender.

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(i)           Schedule II contains a schedule of certain letters of credit issued prior to the Closing Date by the Lender for the account of the Borrower. On the Closing Date, (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.2 for the account of the applicable Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.4 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, and (ii) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations.

(j)           If requested by the Lender during the continuance of a Default or Event of Default, the Borrower shall make cash deposits into the Cash Collateral Account as cash collateral for Letter of Credit Undrawn Amounts (or provide other Collateral acceptable to the Lender in its sole discretion) in an amount equal to 105% of the amount of such Letter of Credit Undrawn Amounts.

Section 2.3. Repayment of Loans. Any principal of any Loan not previously paid shall be payable on the Final Maturity Date.

Section 2.4. Interest; Fees.

(a)          Loans. The Loans shall bear interest on the unpaid principal amount thereof from the borrowing date thereof until payment in full thereof. Interest shall be payable in arrears (i) on the last day of each calendar quarter commencing on the first such Business Day following the Closing Date and (ii) on the Final Maturity Date. In addition, to the extent not already paid, interest shall also be payable in arrears on the date of each prepayment (on the principal amount prepaid) and on the Final Maturity Date.

(b)          Interest Rate. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (d) below, at the option of the Borrower (as provided in clause (d) below), as follows:

(i)	at the Prime Rate as in effect from time to time; or

(ii)          at a rate per annum equal to the sum of (A) LIBOR and (B) the Margin.

(c)          Interest Calculations. Interest shall be calculated on the basis of a year of 360 days. In computing interest on the Loans (or interest on such interest), the date of the making of the Loans shall be included and the date of payment of the Loans shall be excluded.

(d)          Duration of Interest Periods. The Borrower may specify in a notice to the Lender either (i) the duration of each Interest Period applicable to (A) any Loans being requested pursuant to Section 2.1(b) and (B) any Loans for which the Interest Period shall expire prior to the Final Maturity Date or (ii) any Loans that are to bear interest at the Prime rate. Any such notice shall be delivered to the Lender in writing at least three Business Days (or such shorter

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period as shall be agreed to by the Lender) before the borrowing date or the expiration of then current Interest Period, as the case may be. If the Borrower shall fail to deliver any such notice or after the occurrence and during the continuation of any Event of Default, the Lender may, in its sole discretion, designate the duration of the Interest Period for such Loans or designate such Loan or Loans as bearing interest at the Prime Rate.

(e)          Default Interest. After the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law, the Borrower shall pay on demand, on the principal amount of the outstanding Loans, interest at a rate per annum equal to 2% per annum plus the higher of (i) the Prime Rate and (ii) the interest rate applicable to the Loans.

(f)           Maximum Interest Rate. Notwithstanding anything herein to the contrary, in no event shall the interest charged hereunder exceed the maximum rate of interest permitted under applicable law. Any payment made which if treated as interest would cause the interest charged to exceed the maximum rate permitted shall instead be held by the Lender to the extent of such excess as Additional Collateral hereunder and applied to future interest payments as and when such amount becomes due and payable hereunder.

(g)          Letter of Credit Fee. The Borrower agrees to pay to the Lender the following amounts with respect to Letters of Credit issued by the Lender for the account of the Borrower (i) with respect to each Letter of Credit, an issuance fee equal to 1.25% per annum of the Letter of Credit Undrawn Amount of such Letter of Credit, payable in arrears on the first Business Day of each calendar month, commencing on the first such Business Day following the issuance of such Letter of Credit and on the Final Maturity Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by 2% per annum and shall be payable on demand; and (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Lender’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(h)          Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee equal to $250,000, payable on the Closing Date.

Section 2.5. Prepayment of Loans.

(a)	Prepayment; Commitment Reduction.

(i)           Optional. The Borrower shall have the right to prepay the Loans at any time in whole or from time to time in part.

(ii)          Mandatory Commitment Reduction. The Commitments shall automatically and permanently reduced by an amount equal to $50,000,000 on March 31, 2006.

(iii)         Over-advance Mandatory. If at any time the principal amount of the Loan exceeds the Maximum Credit (including as a result of the reduction in Commitment pursuant to clause (ii) above), the Borrower shall prepay the Loans to the

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extent of such excess, within two Business Days after the Borrower first becomes aware of such excess.

(b)          Notices. Any prepayment pursuant to Section 2.5(a)(i) may only be made on at least two Business Days’ (or such shorter period as shall be agreed to by the Lender) irrevocable prior written notice to the Lender.

(c)          Breakfunding Costs. In the event the Borrower prepays all or any portion of the Loans, whether as a result of acceleration or otherwise, the Borrower will pay to the Lender, a break funding charge to cover loss, cost and expense attributable to such an event ("Breakfunding Costs"). Breakfunding Costs shall be deemed to include but not be limited to an amount determined by the Lender as follows: (i) calculate the Lender’s remaining interest cost based on (A) LIBOR then applicable to the Loan or Loans being prepaid, times (B) the principal amount of the prepayment, amortized accordingly, times (C) the remaining period of time until the end of the Interest Period applicable to the Loan or Loans being prepaid, dayweighted accordingly; (ii) calculate the Lender’s implied reinvestment rate based on (A) the U.S. Treasury rate as of the prepayment date for a period approximately equal to the period from the prepayment date until the end of the Interest Period applicable to the Loan or Loans being prepaid, times (B) the principal amount of the prepayment amortized accordingly, times (C) the remaining period of time until the end of the Interest Period applicable to the Loan or Loans being prepaid, dayweighted accordingly; and (iii) if the amount calculated pursuant to clause (ii) is equal to or greater than the amount calculated pursuant to (i), the Breakfunding Costs will be zero ($0), and if the amount calculated pursuant to (i) exceeds the amount calculated pursuant to clause (ii), the Breakfunding Costs will be calculated using the Lender’s discounted cash flow formula to determine the present value of the excess of the amount calculated pursuant to clause (i) less the amount calculated pursuant to clause (ii). Breakfunding Costs shall be payable to the Lender on the prepayment date of any Loan to the extent requested by the Lender prior to such prepayment date; provided, however, that any Breakfunding Costs which are not determinable or which, for any other reason, are not requested prior to such prepayment date shall be paid by the Borrower thereafter promptly upon receipt by the Borrower from the Lender of a request therefor, which request shall be made within 30 days of the date of such prepayment. Such Breakfunding Costs shall be specified in a certificate delivered by the Lender which sets out in reasonable detail the basis therefor.

Section 2.6. Note. The Loans made by the Lender to the Borrower shall be evidenced by one or more Notes, in form satisfactory to the Lender and duly executed by or on behalf of the Borrower, delivered and payable to the Lender in an aggregate principal amount equal to the Commitment. Additional terms and conditions relating to the Loans are set forth in the Note. Each Note is hereby referenced and incorporated herein as if set forth in their entirety. The Lender shall maintain its records to reflect the amount and date of the Loans and of each payment of principal and interest thereon. All such records shall, absent manifest error, be conclusive as to the outstanding principal amount hereof; provided, however, that the failure to make any notation to the Lender’s records shall not limit or otherwise affect the obligations of the Borrower to repay the Loans.

Section 2.7. Payments. All payments by the Borrower shall be payable on the due date thereof, in immediately available funds in Dollars, without any setoff, counterclaim,

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withholding or deduction of any kind. The Borrower hereby authorizes the Lender to charge any of the Borrower’s accounts for payments of principal, interest, fees and other amounts due hereunder. All payments shall be applied by the Lender as follows: first, to the payment of all accrued but unpaid fees, costs or expenses under the Credit Documents; second, to the payment of all accrued but unpaid interest under the Credit documents; third, to the repayment of then outstanding principal amount of the Loans in the order, from first to last, in which such Loans were made; fourth, to the repayment of Reimbursement Obligations; fifth, during the continuance of an Event of Default, to the cash collateralization of any Letter of Credit Undrawn Amounts until 105% of the amount of such Letter of Credit Undrawn Amounts shall have been cash collateralized, and sixth, the balance, if any, to the Borrower or to whomsoever may be entitled to such amounts as determined by the Lender in its reasonable discretion.

Section 2.8. Collateral. The Obligations of the Borrower under the Credit Documents shall be secured by the following collateral (“Collateral”): (i) a first priority perfected Lien on all of the Borrower’s Accounts, (ii) a first priority perfected Lien on all of the Pledged License Rights, (iii) a first priority perfected Lien on all Marvel Stock owned by the Borrower that have been repurchased by the Borrower after the Closing Date, (iv) a pledge of the Cash Deposits and the Cash Collateral Account pursuant to the Security Agreement and (v) such additional assets pledged to, or with respect to which a Lien is granted to, the Lender by the Borrower from time to time after the Closing Date.

Section 2.9. Illegality. If the Lender determines at any time that any law or regulation or any change therein or in the interpretation or application thereof makes or will make it unlawful for the Lender to maintain the Loans or to claim or receive any amount payable to it hereunder based on LIBOR, the Lender shall give notice of such determination to the Borrower, whereupon the Loans shall thereafter bear interest at the Prime Rate.

Section 2.10. Capital Adequacy. If the Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law, but if not having the force of law, the compliance with which is in accordance with the general practice of the Lender for borrowers similarly situated to the Borrower with respect to extensions of credit of the type contemplated by this Agreement) of any such Governmental Authority has or would have the effect of reducing the rate of return on the capital of the Lender (or any Person controlling the Lender (its “Parent”)) as a consequence of the Lender’s obligations hereunder to a level below that which the Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within 15 days after demand by the Lender, the Borrower shall pay to the Lender (or its Parent, as the case may be) such additional amount or amounts as will compensate the Lender (or its Parent, as the case may be) for such reduction. The Lender agrees that it will not request payment from the Borrower under this Section 2.10 unless it makes a request for payment from all of the Lender’s similarly situated customers under provisions of the type described in this Section 2.10.

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Section 2.11. Taxes. (a) Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto to the extent attributable to the Loans or the Collateral, excluding (i) taxes imposed on net income and (ii) all income and franchise taxes of the United States of America, any political subdivisions thereof, and any state of the United States of America, and any political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). (b) If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Borrower will furnish the Lender with evidence of payment thereof. The Borrower hereby indemnifies the Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment pursuant to this indemnification shall be made upon written demand thereof. The obligations of the Borrower under this paragraph shall survive the termination of this Agreement.

ARTICLE III: REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to the Lender on the date hereof and on the date of the making of each Loan that:

Section 3.1. Organization; Powers; Authorization; Enforceability, Etc. Each Obligor is duly organized or formed, validly existing and in good standing (if and to the extent applicable) under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in every jurisdiction where such qualification is required. The Transactions are within the powers of each Obligor and have been duly authorized by all necessary corporate action. Each Credit Document has been duly executed and delivered by each Obligor party hereto and constitutes a legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law or regulation or the charter, by-laws, trust agreement or other organizational documents of any Obligor or any order of any Governmental Authority binding on such Obligor, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Obligor or its assets, or give rise to a right thereunder to require any payment to be made by such Obligor to the extent that such violation, or such default or right to payment could be reasonably expected to result in a Material Adverse Effect, and (d) will not result in the creation

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or imposition of any Lien on any asset of any Obligor other than pursuant to the Credit Documents. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Obligor, threatened against or affecting any Obligor (i) as to which there is a reasonable possibility of an adverse determination or that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve the Credit Documents, the Collateral or the Transactions. Each Obligor is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, to the extent that any noncompliance therewith could be reasonably expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.2. Investment and Holding Company Status. No Obligor nor any of its subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 3.3. Security Interests; Certain Information. The Lender has a valid and perfected first priority Lien on all of the Collateral and all filings and other actions necessary for the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect. The state of organization and any names used within the past five years of each Obligor is set forth on Schedule III. Each Obligor has set forth on Schedule III its place of business, if it has only one place of business, or its chief executive office, if it has more than one place of business.

Section 3.4. Financial Condition; No Material Adverse Change. The Financial Statements delivered to the Lender prior to the Closing Date and those delivered pursuant to Section 5.1(a) present fairly the financial condition of each Obligor identified therein as of the date thereof. Since June 30, 2005, there has been no Material Adverse Effect.

Section 3.5. Taxes.

(a)          Each Obligor has timely filed or caused to be filed all tax returns and reports required to have been filed (giving effect to any extensions) and has paid or caused to be paid all taxes required to have been paid by it, except taxes that are being contested in compliance with Section 5.7. The Tax Returns delivered to the Lender prior to the Closing Date are the true, correct and complete tax returns of each Obligor identified therein as of the date thereof.

(b)          No Obligor intends to, and no Obligor shall, treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Obligor determine to take any action inconsistent with such intention or treatment, (i) such Obligor will promptly notify the Lender thereof and (ii) each Obligor acknowledges that the Lender may treat the Loans as part of a transaction that is subject to Internal Revenue Code Section 6112 and the Treasury Regulations thereunder, and that the Lender may file such IRS forms or maintain such lists and other records to the extent required by such statute and regulations. No part of the proceeds of any Loan will be used directly or

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indirectly in connection with any “listed transaction” (within the meaning of Treasury Regulation Section 1.6011–4(b)(2)).

Section 3.6. Disclosure. All agreements, instruments and corporate or other restrictions, and all other matters known to any Obligor pertaining to such Obligor (and not generally to general economic conditions), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect have been disclosed to the Lender. None of the written reports, financial statements, certificates or other written information (other than financial projections and pro forma information) furnished by or on behalf of any Obligor to the Lender in connection with the negotiation of the Credit Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.7. Solvency. On each of the Closing Date and the date of the making of each Loan hereunder, after giving effect to the transactions contemplated by the Credit Documents occurring on such date, each Obligor will be Solvent.

Section 3.8. Licenses. Each Obligor has obtained and holds in full force and effect, all material franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other consents and approvals which are necessary for the operation of its business as presently conducted, the absence of which is likely to have a Material Adverse Effect.

Section 3.9. ERISA. Each Obligor is in compliance with the provisions of ERISA, if applicable, except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect, and the Borrower does not have liabilities or obligations under ERISA that could reasonably be expect to have a Material Adverse Effect.

Section 3.10. Environmental Matters. The operations of each Obligor are and have been in compliance with all applicable federal, state or local environmental, health and safety statutes and regulations since their respective effective dates and, none of the operations of any Obligor is subject to any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute or regulation or are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or of any other substance into the environment, except as could not reasonably be expected to result in a Material Adverse Effect. No Obligor has filed any notice under any federal, state or local law indicating past or present treatment, storage or disposal of a hazardous or toxic waste, substance or constituent, or other substance into the environment, and has no contingent liability in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance into the environment.

Section 3.11. Title to Property. Each Obligor has good and marketable title to, or valid leasehold interests in, all real property and good title to all personal property, in each case, that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by such Obligor, and none of such properties and assets is subject

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to any Lien, except Liens not prohibited by Section 5.12. Each Obligor has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Obligor’s and its subsidiaries’ right, title and interest in and to all such property.

ARTICLE IV: CONDITIONS

Section 4.1. Closing Date. The obligations of the Lender to make any Loan to the Borrower, and to Issue any Letter of Credit, hereunder shall not become effective until each of the following conditions is satisfied:

(a)	The Lender shall have received the following documents:
	(i)	a counterpart of this Agreement executed by each Obligor;
	(ii)	the Note executed by the Borrower;

(iii)        the Security Agreement executed by each Obligor, together with each of the following:

(A)      evidence satisfactory to the Lender that, upon the filing and recording of instruments delivered at the Closing, the Lender shall have a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by the Borrower with respect to the perfection of the Lender’s security interests in the Collateral and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name the Borrower as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder;

(B)      share certificates representing all of the certificated securities being pledged pursuant to such Security Agreement and stock powers for such share certificates executed in blank;

(C)      all instruments being pledged pursuant to the Security Agreement duly endorsed in favor of the Lender or in blank; and

(D)      evidence satisfactory to the lender that it has a first priority perfected Lien on the Cash Collateral Account and the Pledged Securities Account;

(iv)	the Guaranty executed by the Guarantor;

(v)          a good standing certificate of each Obligor, certified by the Secretary of State of the State of Delaware;

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(vi)         a certificate of incorporation of each Obligor, certified by the Secretary of State of the State of Delaware;

(vii)       a certificate of the Secretary of each Obligor certifying as to (a) the bylaws of such Obligor, and (b) incumbency of officers signing the Credit Documents; and

(viii)      a form FRU-1 signed by the Borrower, satisfactory to the Lender, in form appropriate for filing with the Federal Reserve Board of the United States of America.

(b)          The Lender shall have received such documents, certificates and legal opinions, regarding each Obligor as to the organization or formation, existence and good standing of each Obligor, the authorization of the Transactions, the execution and delivery of the Credit Documents, and such other matters as may be requested by the Lender, in each case, in form and substance satisfactory to the Lender and its counsel.

Section 4.2. Additional Conditions to Loans and Letters of Credit. On each date on which any Loan is to be made or any Letter of Credit to be Issued: (a) the Lender shall have received a Notice of Borrowing for such Loan or received a Letter of Credit request for such Letter of Credit, in each case, executed by the Borrower; (b) the representations and warranties set forth in Article III hereof and in any documents delivered herewith, shall be true and correct with the same effect as though made on and as of such date; (c) the Lender shall be satisfied that no event has occurred which could have a Material Adverse Effect; (d) each Obligor shall be in compliance with all the terms and provisions contained herein and in the Credit Documents to be observed or performed; (e) no Default shall have occurred and be continuing; (f) the Borrower shall have delivered the borrowing base certificate required to be delivered by Section 5.1 (or, in the case of Loans and Letters of Credit Issued on the Closing Date, an initial borrowing base certificate), and the Borrower and the Lender shall each be satisfied with such borrowing base certificate (it being understood that the Borrower’s request for a Loan or Issuance shall be evidence of its satisfaction with the most recent borrowing base certificate delivered); (g) after giving effect to each Loan requested to be made and Letter of Credit requested to be Issued on any such date and the use of proceeds thereof, the Outstandings shall not exceed the Maximum Credit; (h) the making of such Loan or the Issuance of such Letter of Credit on such date does not violate any law, rule, regulation, order or decree on the date of or immediately following such Loan and is not enjoined, temporarily, preliminarily or permanently; and (i) the Lender shall have received such additional documents, information and materials as the Lender may reasonably request.

Each submission by the Borrower to the Lender of a Notice of Borrowing or Letter of Credit Request and the acceptance by the Borrower of the proceeds of each Loan or Letter of Credit requested therein shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) and (e) above on the date of the making of such Loan.

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ARTICLE V: COVENANTS

Until the termination of the Commitment and the principal of and interest on the Loans and all fees and other Obligations payable under the Credit Documents remain outstanding, each Obligor covenants and agrees with the Lender that:

Section 5.1. Reporting Requirements. Each of the following shall be furnished to the Lender: (a) promptly and in any event within 90 days after the end of the calendar year, Annual Financial Statements for the fiscal year most recently ending; (b) promptly and in any event within 45 days after the end of each calendar quarter, Quarterly Financial Statements for the fiscal quarter most recently ending; (c) promptly and in any event within 5 days after the end of each calendar quarter, an aging of accounts receivable as of the last day of such fiscal quarter; (d) promptly and in any event within 30 days after the date of each filing, the Tax Returns; and (e) on the 15th and the 30th day of each calendar month, or if such day is not a Business Day, the first Business Day thereafter, a borrowing base certificate setting forth the Borrowing Base as of the next preceding Business Day, in the form and as required as set forth on Exhibit A. Promptly, upon any change of any of the information set forth in Schedule III, the Borrower shall deliver written notice to the Lender thereof.

Section 5.2. Financial Covenants

(a)          The Borrower shall at all times maintain a Leverage Ratio of not more than the 1.50 to 1.00.

(b)          The Borrower shall at all times maintain for the last 12 months Free Cash Flow of not less than $70,000,000.

(c)          The Net Worth of the Borrower shall at all times be greater than $250,000,000.

Section 5.3. Information and Notices. The Obligors will furnish or will cause to be furnished to the Lender promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Obligors, or compliance with the terms of the Credit Documents, as the Lender may reasonably request. The Obligors hereby agree to cooperate with the Lender and provide true, accurate and complete information in response to any reasonable request by the Lender to enable the Lender to comply with the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 Title III of Pub. L. 107-56 (signed into law October 26, 2001). The Borrower will furnish to the Lender prompt written notice of the following: (a) the occurrence of any Default; (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and (c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect. Each notice delivered under this Section shall be accompanied by a statement of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

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Section 5.4. Books and Records; Inspection Rights; Access. Each Obligor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Obligor will permit any representatives designated by the Lender, during normal business hours and upon reasonable advance notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to directly discuss its affairs, finances and condition with its partners or trustees (or its designee), officers and independent accountants, as applicable.

Section 5.5. Existence; Payment of Obligations; Compliance with Laws. Each Obligor will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. Each Obligor will pay its liabilities including tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) each Obligor has set aside on its books adequate reserves with respect thereto and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Each Obligor will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Conduct of Business. Each Obligor will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

Section 5.7. Payment of Obligations. Each Obligor will pay its liabilities, including tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) each Obligor has set aside on its books appropriate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.8. Maintenance of Properties; Insurance. Each Obligor will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain, with financially sound and reputable insurance companies, insurance in amounts and against risks as are customarily maintained by companies engaged in the same or similar business operating in the same or similar locations.

Section 5.9. Use of Proceeds. The proceeds of the Loans shall be used by each Obligor for the repurchase of Marvel Stock and/or for working capital and other general corporate purposes. No part of the proceeds of any Loan will be used directly or indirectly for any purpose which will violate Regulations T, U, or X of the Federal Reserve Board.

Section 5.10. Debt. No Obligor shall incur, create, or assume or otherwise become liable for any Debt, other than (a) the Obligations, (b) trade payables incurred in the ordinary course of business, (c) Debt under Rate Hedging Agreements, and (d) Debt set forth on Schedule IV.

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Section 5.11. Liens. No Obligor shall permit any Liens to exist on any of its properties, other than (a) Liens securing the Obligations, (b) Permitted Liens, and (C) Liens set forth on Schedule V.

Section 5.12. Asset Sales. No Obligor shall sell, convey, transfer, lease or otherwise dispose of, the Collateral or any interest therein to any Person, or permit or suffer any other Person to acquire any interest in any of the Collateral .

Section 5.13. Fundamental Changes. No Obligor shall (a) merge or consolidate with any other Person, or permit any other Person to merge or consolidate with it; (b) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired); (c) distribute, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any Collateral, unless after giving effect to such distribution, sale, transfer, lease or disposition the Borrower shall be in pro forma compliance with Section 5.2; (d) enter into any agreement or undertaking restricting the right or ability of the Borrower or the Lender to sell, assign or transfer any of the Collateral or proceeds thereof; and (e) alter, amend, modify or change its articles or by-laws or any material agreement relating to the Pledged License Rights in any material respect without the written consent of the Lender.

Section 5.14. Further Assurances. Each Obligor shall upon request by the Lender (a) promptly correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgement or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, security agreements, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuation thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may require from time to time in order to (i)  carry out more effectively the purposes of this Agreement or any other Credit Documents, (ii) subject to the Liens and security interests created by any of the Credit Documents, any of such Obligor’s properties, rights or interests covered or now or hereafter intended to be covered by any of the Credit Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Credit Documents and the Liens and security interests intended to be created thereby and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Credit Document. The Lender shall upon request by the Borrower promptly correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgement or recordation thereof.

ARTICLE VI: EVENTS OF DEFAULT

Section 6.1. If any of the following events (“Events of Default”) shall occur:

(a)          the Borrower shall fail to pay any principal of or interest on the Loans when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

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(b)          the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Section 6.1) payable under any Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days after the receipt of written notice of the date on which the same shall become due and payable (it being understood that invoices by the Lender to the Borrower shall constitute such written notice);

(c)          any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Credit Document or any amendment or modification thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification hereof shall prove to have been incorrect in any material respect when made or deemed made;

(d)          any Obligor shall fail to observe or perform any covenant, condition or agreement (i) contained in Sections 5.1, 5.2 or 5.14 and such failure shall be unremedied for a period of five days after notice thereof from the Lender to the Borrower or (ii) contained in any of Sections 5.6 through 5.13, and such failure shall be unremedied for a period of five days from the date of such failure;

(e)          any Obligor shall fail to observe or perform any covenant, condition or agreement contained in any Credit Document (other than those specified in clause (a), (b), (c) or (d) of this Section 6.1), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrower;

(f)           any Obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after the expiration of any grace or cure periods;

(g)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign

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bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 6.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of their assets, (iv) file an answer admitting the material allegations of a petition filed against them in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           any Obligor shall become unable, admit in writing or fail generally to pay their debts as they become due;

(k)          one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Obligor or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment;

(l)           any material provision of any Credit Document shall, for any reason, cease to be valid and binding on any Obligor, or any Obligor shall so state in writing; or any Credit Document shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or any Lien granted to the Lender shall cease to be a perfected first priority Lien, or any Obligor shall so state in writing;

(m)	there shall have occurred any event that has a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Section 6.1), and at any time thereafter during the continuance of such event, the Lender may by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 6.1, the Commitment shall automatically terminate, the Borrower shall be obligated to post cash collateral as set forth in Section 2.2(j), and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VII: MISCELLANEOUS

Section 7.1. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by U.S. mail (return receipt requested) or sent by telecopy (with confirmed receipt or followed by

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overnight delivery) to the addresses (or telecopy numbers) set forth on the signature pages hereof. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 7.2. Amendment and Waiver. No alteration, modification, amendment or waiver of any terms and conditions of any of the Credit Documents shall be effective or enforceable against the Lender unless set forth in a writing signed by the Lender. Without limiting the generality of the foregoing, the making of each Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

Section 7.3. Expenses; Indemnity; Damage Waiver.

(a)          The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Lender, including but not limited to fees and disbursements of counsel for the Lender, in connection with the negotiation and preparation of any Credit Documents, any amendments, modifications or waivers of the provisions thereto requested or agreed to by the Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated), the addition or release of any collateral or the enforcement or protection of the Lender’s rights in connection with any Credit Document, including its rights under this Section in connection with the Loans made hereunder or any workout, restructuring or negotiations in respect thereof. The Borrower hereby authorizes and directs the Lender to pay any legal fees relating to this Agreement from the proceeds of any borrowings hereunder and any accounts of the Borrower maintained with the Lender.

(b)          Each Obligor shall indemnify, jointly and severally, the Lender and each Affiliate, director, officer, employee, agent and advisor thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees and disbursements of counsel for any Indemnitee (the “Losses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, any actual or prospective claim, litigation, investigation or proceeding relating to (i) the execution or delivery of any Credit Document, the performance of the parties hereto of their respective Obligations thereunder or the consummation of the Transactions or (ii) the Loans or the use of the proceeds therefrom, in each case, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses are determined by a final judgment of a court of competent jurisdiction to have been incurred by reason of gross negligence, bad faith or willful misconduct of such Indemnitee; and provided further that the Lender shall give each Obligor prompt notice of any claims for which indemnification is or will be sought under this section and each Obligor shall control the defense of such claims, with the Indemnitee entitled to participate with its own counsel at its own expense. No settlement affecting the rights of the Indemnitee shall be made without the Indemnitee’s consent, such consent not to be unreasonably withheld.

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(c)          To the extent permitted by applicable law, no Obligor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument contemplated thereby, the Transactions, each Loan or the use of the proceeds thereof.

(d)          All amounts due under this Section shall be payable promptly after written demand therefor. The Obligations of the Obligors under this Section shall survive payment in full of the Loans.

Section 7.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Obligor may assign or otherwise transfer any of its rights or Obligations hereunder and any attempted assignment or transfer by any Obligor shall be null and void.

Section 7.5. Survival. All covenants, agreements, representations and warranties made by any Obligor in any Credit Document and in the certificates or other instruments delivered in connection with or pursuant to any Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of each Credit Document and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans or any fee or any other amount payable under any Credit Document is outstanding and unpaid. The provisions of Section 7.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 7.6. Right of Setoff. If any amount payable hereunder or under any other Credit Document is not paid as and when due, each Obligor hereby authorizes the Lender and each affiliate of the Lender to proceed, to the extent permitted by applicable law, without prior notice, by right of setoff, bankers’ lien, counterclaim or otherwise, against any assets of such Obligor in any currency that may at any time be in the possession of the Lender or such affiliate, at any branch or office, to the full extent of all amounts payable to the Lender hereunder or thereunder. The Lender shall give prompt notice to the Borrower and the applicable Obligor after any exercise of the Lender’s rights under the preceding sentence, but the failure to give such notice shall not affect the validity of any of the Lender’s actions.

Section 7.7. Severability. Any provision of any Credit Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without effecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 7.8. Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)          EACH OBLIGOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND CONSENTS TO THE PLACING OF VENUE IN NEW YORK COUNTY OR OTHER COUNTY PERMITTED BY LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OBLIGOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT ANY CREDIT DOCUMENT OR INSTRUMENT REFERRED TO HEREIN MAY NOT BE LITIGATED IN OR BY SUCH COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OBLIGOR AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. EXCEPT AS PROHIBITED BY LAW, EACH OBLIGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY CREDIT DOCUMENT.

(c)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.9. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 7.10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or of any other Credit Document by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or of such other Credit Document.

Section 7.11. No Reliance. Each Obligor acknowledges that it is making its own independent decision to enter into the transactions under the Credit Documents and has determined that such transactions are appropriate and proper based upon its own judgment and upon advice from such advisers as it has deemed necessary. Each Obligor acknowledges that it is not relying on any communication (written or oral) from any Indemnitee (as defined in Section

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7.3(b)) as investment or tax advice or as a recommendation to enter into such transactions and specifically agrees and acknowledges that any information and explanation relating to the terms and conditions of such transactions shall not be considered investment or tax advice or a recommendation from any Indemnitee to enter into such transactions. No communication (written or oral) from any Indemnitee regarding such transactions shall be deemed to be an assurance or guarantee as to the expected results, benefits, outcomes or characteristics (economic, tax or otherwise) of such transactions. Each Obligor acknowledges that it is capable of assessing the merits of and understands (on its own behalf or through independent professional advice), and accepts, the terms, conditions and risks of such transactions and that it is also capable of assuming and assumes the risks of such transactions. Each Obligor acknowledges that no Indemnitee is acting as a fiduciary or an adviser to any Obligor in respect of such transactions.

Section 7.12. Tax Disclosure. Notwithstanding anything herein to the contrary, each party may disclose without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts and (b) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above.

Remainder of Page Intentionally Left Blank

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

MARVEL ENTERTAINMENT, INC.

By /s/ Kenneth P. West

      Name  Kenneth P. West

      Title:  Executive Vice President and
      Chief Financial Officer

Notice Address for The Borrower:

ADDITIONAL OBLIGOR(S):

MARVEL CHARACTERS, INC.

By /s/ Kenneth P. West

      Name  Kenneth P. West

      Title:  Treasurer

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LENDER:

HSBC BANK USA, NATIONAL ASSOCIATION

By /s/ Mary A. Pan

MARY A. PAN
SENIOR VICE PRESIDENT

Notice Address:

452 Fifth Avenue

New York, New York 10018

Attn: Mary A. Pan, Senior Vice President

Telephone: 212-525-5370

Facsimile: 212-525-6233

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